Securities and Exchange Commission
Washington, DC

RE: Ameriwest Energy Corp.

We have read Item 4.01 of Form 8-K dated December 6, 2007 and we do not disagree with it.

Cordovano and Honeck LLP

Cordovano and Honeck LLP
Englewood, Colorado
December 6, 2007